UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 4, 2013

Rich Star Development Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54451	42-1769584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10300 Charleston Blvd. Las Vegas, NV 89135
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (702) 722-0865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Departure of Director and Principal Officers

Effective September 4, 2013, Ms. Man Yee Kung voluntarily resigned from her position as President, Chief Executive Officer, Interim Chief Financial Officer (Interim Principal Financial and Accounting Officer) and a member of the board of directors (the “Board”) of Rich Star Development Corporation (the “Company”). Ms. M.Y. Kung's decision to resign was not the result of a disagreement with the Company regarding its operations, policies or practices.

Appointment of New Director and Principal Officers

Effective September 4, 2013, the Board appointed Ms. Siu Mun Kung as the Company’s President, Chief Executive Officer and Interim Chief Financial Officer (Interim Principal Financial and Accounting Officer) to fill the vacancies in these offices created by the resignation of Ms. M.Y. Kung. There are no arrangements or understandings between Ms. S.M. Kung or any other person(s) pursuant to which she was appointed to the offices created by Ms. M.Y. Kung’s resignation, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which Ms. S.M. Kung, or any of her immediate family members, has or will have a direct or indirect material interest. The Company has not entered into an employment agreement with Ms. S.M. Kung.

Ms. S.M. Kung is also the Company’s Secretary, as well as a member of the Board, positions which she has held since August 28, 2013. Additionally, she was the Shipping Officer of New Era Knitting Corp., Hong Kong, from March, 1987 to May, 2004, and has been the Shipping Officer of Hung Fat Decorations Ltd., Hong Kong, from June, 2004 to present.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rich Star Development Corporation

Date: September 5, 2013

By:  /s/ Siu Mun Kung

Its:   Chief Executive Officer

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